CONSENT OF IAN REUDAVEY

I consent to the incorporation by reference of the written disclosure regarding the scientific and technical information relating to the Kwale Project and the Toliara Project contained in the Current Report on Form 8-K of Energy Fuels Inc. (the "Company") being filed with the United States Securities and Exchange Commission, and the references to my name in connection therewith to which this consent is filed as an Exhibit, into the Company's Form S-3 Registration Statements (File Nos. 333-278193, 333-226878 and 333-278193), and any amendments or supplements thereto; and the Company's Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559 and 333-278611), and any amendments or supplements thereto.

/s/ Ian Reudavey

Ian Reudavey

Energy Fuels Inc.

Date: October 16th, 2024